Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FIRST QUARTER 2013 RESULTS AND

UPDATES 2013 OBJECTIVES

NAPLES, FLORIDA (April 9, 2013) Health Management Associates, Inc. (NYSE: HMA) announced today its expected, unaudited results of operations for the first quarter ended March 31, 2013.

From continuing operations for the first quarter, Health Management expects to report net revenue of approximately $1.48 billion, Adjusted EBITDA of between $192.0 and $196.0 million, and diluted earnings per share (“EPS”) from continuing operations attributable to Health Management Associates, Inc. of between $0.08 and $0.09, excluding any debt related costs. In addition, excluding approximately $0.04 of interest rate swap expense, which was also excluded for our 2013 guidance, we expect diluted EPS to be between $0.12 and $0.13. Adjusted EBITDA is not a GAAP measure and footnote 1 to the 2013 Objective Range table below contains disclaimers and other important information regarding how Health Management defines and uses Adjusted EBITDA.

For continuing same hospital operations, compared to the prior year’s first quarter, Health Management expects adjusted admissions to decline approximately 5.7%, and admissions to decline 8.8%. The Company believes a significant portion of the inpatient admission decrease in the first quarter is attributable principally to a decrease in uninsured inpatient volumes and a substantial increase in observation stays, in each case compared to the prior year’s first quarter. Observation stays for the quarter increased approximately 14.1%, and observation stays greater than 48 hours increased by more than 40.0%, compared to the first quarter last year. A leading contributor to the increase in observation stays was an increase in Medicare/Medicaid advantage business as compared to traditional Medicare business, particularly in Florida, during the first quarter ended March 31, 2013.

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The provision for doubtful accounts for the quarter ended March 31, 2013 is estimated to be between 14.0% and 14.2% of net revenue before the provision for doubtful accounts, as compared to 11.9% for the same period a year ago. Increases in uninsured outpatient and emergency room volumes, and decreases in the collection of deductibles and co-pays impacted bad debt expense, particularly at hospitals recently acquired by Health Management. The Company believes that health insurance premium increases, shifts to high-deductible insurance plans, deductible and co-pay increases, and increases in payroll taxes and gasoline prices negatively impacted disposable income, reducing the collection of deductibles and co-pays.

“We believe that preliminary results for the first quarter ended March 31, 2013 are a reflection of the difficult operating environment for inpatient services,” said Gary Newsome, President and Chief Executive Officer of Health Management. “In the past, we have prepared our Florida hospitals for the first quarter of the year, our seasonally busiest quarter, by adding additional staffing. However, in this year’s first quarter, our historical volume levels did not materialize as increases in observation stays impacted our results. We did reduce expenses during the quarter, but contracts for seasonal nursing labor were already in place. In response, we have reduced our costs accordingly going forward, seasonal nursing labor contracts are expiring, and we will continue to closely manage our expenses relative to the volume and acuity of our patients.”

The table below updates selected information concerning Health Management’s previously announced objectives for the year ending December 31, 2013. These objectives are based on Health Management’s historical operating performance, current trends and other assumptions that management believes are reasonable at this time. These objectives exclude any potential future hospital partnerships and acquisitions that may be completed during the rest of 2013.

2013 Objective Range

Adjusted Admissions growth (same hospital)	(3.0%) to 0.0%

Net revenue (in millions, before bad debt expense)	$6,800 to $7,000

Provision for doubtful accounts as a percentage of net revenue	14.0% to 15.0%

Adjusted EBITDA[1] (in millions)	$978 to $1,010

Interest expense, net (in millions)	$265 to $280

Income from continuing operations attributable to Health Management Associates, Inc. per share – diluted	$0.86 to $0.95

Net income attributable to noncontrolling interests (in millions)	$27 to $31

Capital expenditures as a percentage of net revenue, after bad debt expense	4.5% to 5.5%

HCIT meaningful use reimbursement in adjusted EBITDA (in millions)	$75 to $85

Items not included above:

Interest rate swap interest expense (in millions)	$75 to $85

1.	Adjusted EBITDA is defined as consolidated net income before discontinued operations, net gains (losses) on sales of assets, net interest and other income, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Health Management believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Health Management’s consolidated financial statements, as it is commonly used as an analytical indicator within the health care industry and Health Management’s debt facilities contain covenants that use Adjusted EBITDA in their calculations. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Health Management hospitals expect to recognize $75 to $85 million of Medicare and Medicaid Healthcare Information Technology (“HCIT”) incentive payments during 2013. Based on current 2013 attestation schedules and cost report year ends for its hospitals, Health Management expects to recognize approximately $3.7 million of HCIT incentive payments during the first quarter ended March 31, 2013, as compared to $4.6 million of HCIT incentive payments received during the same quarter a year ago.

“Our updated 2013 annual guidance reflects our preliminary first quarter results and some improvement in volumes, but continued admission softness is expected as a result of observation stays.” added Newsome. “We have adjusted our costs and will continue to seek process efficiencies. We have implemented a new observation bed policy and are aggressively educating our medical staffs and working with our payors to reduce observation stays. We believe 2013 is a transitional year. We are working hard to put in place our plan to capitalize on the growth opportunities inherent in healthcare reform, and we have invested and plan to continue to invest in preparations for a January 2014 launch of health exchanges. Indeed, we continue to expand the depth and breadth of services in our existing markets through development and acquisitions. We believe that the challenging landscape the industry is experiencing has the potential to generate growth opportunities for the balance of the year and for many more years to come.”

The Company will host a conference call on Wednesday, April 10, 2013 at 9:00 AM EDT to discuss the preliminary first quarter results in greater detail. All interested investors are invited to participate in the conference call by dialing (877) 476-3476 or from International locations by dialing (973) 200-3374, and referencing conference ID 34681557.

This conference call will also be simulcast on the Internet. To access the webcast, interested investors should go to the Investor Relations section of Health Management’s website located at www.hma.com. A replay of the conference call will be available on Health Management’s website.

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Health Management enables America’s best local health care by providing the people, processes, capital and expertise necessary for its hospital and physician partners to fulfill their local missions of delivering superior health care services. Health Management, through its subsidiaries, operates 71 hospitals with approximately 11,100 licensed beds in non-urban communities located throughout the United States.

All references to “Health Management,” “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. and its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “intends,” “plans,” “may,”“pending,” “continues,” “should,” “could” and other similar words. All statements addressing operating performance, events or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds under the meaningful use measurement standard of various Healthcare Information Technology incentive programs, other financial items and operating statistics, statements regarding our plans and objectives for future operations, the impact of changes in observation stays, our ability to achieve process efficiencies, factors we believe may have an impact on our deductibles and co-pays, acquisitions, acquisition financing, divestitures, joint ventures, market service development and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies (including, but not limited to, the timing and estimated costs of such matters), statements regarding market risk exposures, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements regarding the potential impact of health care exchanges, statements of the beliefs or assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact, are considered to be “forward-looking statements.”

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report on Form 10-K, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying beliefs or assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update its risk factors or to publicly announce updates to the forward-looking statements contained in this press release to reflect new information, future events or other developments.

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